SECURITIES AND EXCHANGE COMMISSION
                             Washington,  DC  20549

                                  FORM  12b-25

                           NOTIFICATION  OF  LATE  FILING

                                                                       0-20259
                                                                     -----------
                                                                      COMMISSION
                                                                     FILE NUMBER

(Check One):[ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-QSB [ ] Form N-SAR

For  the  Period  Ended:  March 31,  2006

[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  N-SAR
[  ]  Transition  Report  on  Form  11-K

For  the  Transition  Period  Ended:

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                        PART I - REGISTRANT INFORMATION

                              SEAMLESS WI-FI, INC.
--------------------------------------------------------------------------------
                            Full Name of Registrant

--------------------------------------------------------------------------------
                           Former Name, if Applicable

                        800 N. Rainbow Blvd, Suite 208
--------------------------------------------------------------------------------
           Address of Principal Executive Office (Street and Number):

                            Las Vegas, Nevada 89107
--------------------------------------------------------------------------------
                            City, State and Zip Code

                       PART  II  -  RULES  12b-25  (b)  and  (c)

If the subject report could not be filed without reasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]  (c)  The  accountant's  statement  or  other  exhibit  required  by  Rule
12b-25(c)  has  been  attached  if  applicable)

                             PART  III  -  NARRATIVE

The Registrant is in the process of compiling information for the quarter ended March 31, 2004 for the Form 10-QSB, all of which information has not yet been received.

                          PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                   Albert R. Reda                     775-588-2387
--------------------------------------------------------------------------------
                      (Name)              (Area  Code  +  Telephone  Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                                            [ X ]  Yes  [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof:

                                                            [   ]  Yes  [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              SEAMLESS WI-FI, INC.
                            -------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May  15,  2006                       By:  /s/  Albert  R.  Reda
                                                  ---------------------
                                                       Albert  R.  Reda